U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

                          The Jim Henson Company, Inc.
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   (Last)                            (First)              (Middle)

                           1416 North La Brea Avenue
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                                    (Street)

   Hollywood                           CA                   90028
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    3/14/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                   13-2571101
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4.   Issuer Name and Ticker or Trading Symbol

                        Crown Media Holdings, Inc. (CRWN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Class A Common Stock                     5,377,721 (1)               D

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

(1) These securities are owned solely by The Jim Henson Company, Inc. ("Henson") which is a wholly-owned subsidiary of EM.TV & Merchendising AG ("EMTV"), a German corporation. As Henson's sole stockholder, EMTV also may be deemed to beneficially own shares reported above for purposes of Section 16 of the Exchange Act.


          /s/ Peter Schube                                     July 27, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                             Joint Filer Information

Name:                      EM.TV & MERCHANDISING AG

Address:                   Betastrasse 11
                           D-85774 Unterfohring
                           Germany

Designated Filer:          The Jim Henson Company, Inc.

Issuer and Ticker Symbol:  Crown Media Holdings, Inc. (CRWN)

Date of Event:
Requiring Statement:       3/14/01

Signature:                 EM.TV & MERCHANDISING AG

                                    /s/ Rainer Huther
                           By:      ---------------------------
                           Name:    Rainer Huther
                           Title:   Member of the Board

                                    /s/ Rolf Rickmeyer
                           By:      ---------------------------
                           Name:    Rolf Rickmeyer
                           Title:   Member of the Board